Exhibit (a)(45)

AMENDMENT NO. 44

TO THE DECLARATION OF TRUST OF

NORTHERN FUNDS

(a Delaware statutory trust)

This Amendment No. 44 (the “Amendment”) to the Agreement and Declaration of Trust of Northern Funds (the “Trust”) amends, effective May 18, 2017, the Agreement and Declaration of Trust of the Trust dated as of February 7, 2000, as amended (the “Declaration of Trust”).

WHEREAS, under Article V, Section 2 of the Declaration of Trust, the Trustees have full power and authority, in their sole discretion and without obtaining shareholder approval, to abolish any one or more series or classes of shares; and

WHEREAS, the Trustees have voted to approve the termination of the Investors Variable NAV Money Market Fund, Investors Variable NAV AMT-Free Municipal Money Market Fund, Investors Variable NAV U.S. Government Money Market Fund and Investors Variable NAV Treasury Money Market Fund;

NOW, THEREFORE, the Declaration of Trust is hereby amended as follows:

1. Each of the Investors Variable NAV Money Market Fund, Investors Variable NAV AMT-Free Municipal Money Market Fund, Investors Variable NAV U.S. Government Money Market Fund and Investors Variable NAV Treasury Money Market Fund are abolished and terminated.

2. All references in the Declaration of Trust to the “Declaration” shall mean the Declaration of Trust as amended by this Amendment.

3. Except as specifically amended by this Amendment, the Declaration of Trust is hereby confirmed and remains in full force and effect.